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Charles A. Caswell	Kevin Toomb
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FOR IMMEDIATE RELEASE
December 4, 2006
First Charter Announces Sale of
Southeastern Employee Benefits Services
Charlotte, North Carolina - First Charter Corporation (NASDAQ: FCTR) today announced the sale of Southeastern Employee Benefits Services (SEBS). A part of the Wealth Management division of First Charter Bank, SEBS performs the record-keeping and administrative functions for retirement plans and was purchased by the bank in 2003.
“The decision to sell SEBS is consistent with our desire to make First Charter a high-performance company,” said Bob James, President and CEO of First Charter. “We plan to redeploy the resources from the sale into growing our core business.”
John Allen, Senior Vice President and Director of the Wealth Management division at First Charter commented, “SEBS provides professional services to our clients and we will continue to use them as the strategic record-keeping partner for our Wealth Management clients after the sale is completed.”
The sale of SEBS is expected to result in a pre-tax gain approximating $0.9 million for First Charter and will be recorded in the fourth quarter of 2006. Beyond the pre-tax gain, it is expected that the sale will adversely impact fully diluted annual earnings per share by less than one cent on a going forward, run-rate basis.
Corporate Profile
First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.8 billion and is the holding company for First Charter Bank and Gwinnett Banking Company. First Charter operates 58 financial centers, four insurance offices, and 139 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages. For more information about First Charter, visit our website at www.FirstCharter.com or call 800-601-8471.